Black Hills Corporation

Improving life with energy

BLACK HILLS CORP. REPORTS 55 PERCENT INCREASE IN 2012 SECOND QUARTER ADJUSTED EARNINGS PER SHARE

RAPID CITY, SD — Aug. 6, 2012 — Black Hills Corp. (NYSE: BKH) today announced 2012 second quarter financial results. Income from continuing operations, as adjusted, was $15.1 million, or $0.34 per diluted share, compared to $8.8 million, or $0.22 per diluted share, for the same period in 2011 (this is a non-GAAP measure and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided).

“We are pleased with our 55 percent improvement in adjusted earnings per share in the second quarter,” said David R. Emery, chairman, president and chief executive officer of Black Hills Corp. “Earnings increased due to contributions from our new power plant complex in Pueblo, Colo., increased electric utility retail sales resulting from record-breaking warm temperatures throughout our service territories in June and continued improvements in our coal mining segment. These gains were partially offset by 32 percent lower sales in our gas utilities resulting from warm spring weather and a 27 percent decrease in our average price received for natural gas in our oil and gas segment.”

“Our oil and gas business reported solid operating performance in the second quarter with a 23 percent increase in crude oil and natural gas production. Financial results were negatively impacted by a $3.4 million depletion adjustment for an increased depletion rate caused primarily by our decision to defer drilling of four San Juan Basin Mancos formation wells beyond 2012. GAAP results for the oil and gas segment also included a $17.3 million after-tax, non-cash ceiling test impairment resulting from low natural gas prices.”

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2012	2011	2012	2011
Non-GAAP *:
Income from continuing operations, as adjusted	$15.1	$8.8	$43.6	$34.3
Income (loss) from discontinued operations, net of tax	(1.2)	4.0	(6.6)	1.9
Net income, as adjusted (non-GAAP)	$13.9	$12.8	$37.0	$36.2

Earnings per share from continuing operations, as adjusted, diluted	$0.34	$0.22	$0.99	$0.86
Earnings (loss) per share, discontinued operations, net of tax	(0.03)	0.10	(0.15)	0.05
Earnings per share, as adjusted, diluted (non-GAAP)	$0.31	$0.32	$0.84	$0.91

GAAP:
Income from continuing operations	$(12.3)	$3.7	$22.9	$32.8
Income (loss) from discontinued operations, net of tax	(1.2)	4.0	(6.6)	1.9
Net income	$(13.5)	$7.8	$16.3	$34.7

Earnings per share from continuing operations, diluted	$(0.28)	$0.09	$0.52	$0.82
Income (loss) from discontinued operations, net of tax	(0.03)	0.10	(0.15)	0.05
Earnings per share, diluted	$(0.31)	$0.19	$0.37	$0.87
__________________________________________________________________________________________

*	This is a Non-GAAP measure, and an accompanying schedule for the GAAP to Non-GAAP adjustment reconciliation is provided below.

“Several key strategic projects advanced since last quarter,” Emery said. “Cheyenne Light and Black Hills Power received approval for their certificate of public convenience and necessity to build a $237 million natural gas-fired generating facility in Cheyenne, Wyo. Construction on our 29 megawatt wind project for Colorado Electric is on schedule for completion this year. Cheyenne Light also received approval for its rate cases to implement new electric and natural gas base rates effective July 1, 2012.

“Overall, we executed well in the second quarter with solid operating performance and improved earnings. We advanced several key strategic projects and aggressively managed our controllable expenses. Our cost reduction efforts to mitigate the earnings challenges in the first quarter are progressing. These efforts to improve earnings gained traction in the second quarter and we fully expect these efforts to continue throughout the remainder of 2012.”

Black Hills Corp. highlights for second quarter 2012, recent regulatory filings and updates and other events include:

Utilities

•	Colorado Electric's new 180 megawatt power plant in Pueblo, Colo. was operational with availability greater than 91 percent.

•
On July 31, 2012, Cheyenne Light and Black Hills Power received approval from the Wyoming Public Service Commission for a certificate of public convenience and necessity authorizing the construction, operation and maintenance of a new $237 million, 132 megawatt natural gas-fired electric generating facility and related gas and electric transmission in Cheyenne, Wyo. On July 13, 2012, a Stipulation and Agreement among the joint applicants and the intervenor was filed with the WPSC including provisions for a construction work-in-progress rate rider. Use of the CWIP rider will allow a rate of return during construction, eliminating the usual allowance for funds used during construction, thus reducing the total construction cost from $237 million to $222 million. The WPSC noted the Stipulation and Agreement in the CPCN hearing on July 31, 2012, without approving the CWIP rider and indicating its preference to consider the rider and total construction cost in a separate proceeding.

•
On July 30, 2012, Colorado Electric filed its Electric Resource Plan with the Colorado Public Utilities Commission. The ERP identified the replacement resource for the 42 megawatt coal-fired W.N. Clark plant as required by the Colorado Clean Air - Clean Jobs Act. Colorado Electric proposed to add a 40 megawatt simple-cycle, natural gas-fired turbine in Colorado no later than 2016. The W.N. Clark plant is approved for retirement on or before Dec. 13, 2013.

•
Construction on Colorado Electric's 29 megawatt wind turbine project south of Pueblo, Colo. is approximately 80 percent complete and is scheduled to begin serving its utility customers in the fourth quarter of 2012. Colorado Electric's share of this project is approximately $27 million.

•
On June 18, 2012, the Wyoming Public Service Commission approved settlement agreements increasing base rates for Cheyenne Light's electric and natural gas customers effective July 1, 2012. The PSC approved an increase of $2.7 million in annual electric revenue and $1.6 million in annual natural gas revenue. The settlement included a return on equity of 9.6 percent and a capital structure of 54 percent equity and 46 percent debt.

•
On June 4, 2012, Colorado Gas filed a request with the Colorado Public Utilities Commission for an increase in annual gas revenues of $1.0 million or 1.5 percent to recover $29 million in capital investments made in its gas system since January 2008.

Non-regulated Energy

•	Black Hills Colorado IPP's new 200 megawatt power plant in Pueblo, Colo. was operational with contract availability greater than 97 percent.

•
Coal Mining commenced operations under its revised "south to north" mine plan including infrastructure preparation. Mining operations moved in August to an area with lower overburden ratios, which should reduce mining costs for the next several years.

•
Oil and Gas reported a 23 percent increase in total production, reflecting a 54 percent increase in crude oil and a 16 percent increase in natural gas. Activity from our non-operated interests in the Bakken accelerated the crude oil volumes while the Mancos shale test wells drilled in 2011 generated the higher natural gas volumes.

•
Oil and Gas recorded a $17.3 million after-tax, non-cash ceiling test impairment to the book value of its crude oil and natural gas properties for the three months ended June 30, 2012, due to low natural gas prices.

Corporate

•	On June 24, 2012, the company extended for one year its $150 million term loan at favorable terms.

•	On July 25, 2012, Black Hills Corp. declared a quarterly dividend of $0.37 per share, equivalent to an annual dividend rate of $1.48 per share.

Discontinued Operations

•
On Feb. 29, 2012, the company sold the outstanding stock of its Energy Marketing business. Cash proceeds from the transaction were $166.3 million. In May 2012, pursuant to the Stock Purchase Agreement, the buyer requested purchase price adjustments totaling $7.2 million. We contested this proposed adjustment and estimated the amount owed at $1.3 million, which was accrued in the second quarter of 2012. If we do not reach a negotiated agreement with the buyer regarding the purchase price adjustment, resolution would occur through the dispute resolution provision of the Stock Purchase Agreement. The company recorded a loss, net of tax, of $1.2 million during the quarter, including $0.3 million in transaction costs, net of tax.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.
Prior period information has been revised to reclassify information related to discontinued operations.)

(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income (loss):
Utilities:
Electric	$14.2	$8.6	$22.9	$19.0
Gas	1.2	4.4	16.4	23.7
Total Utilities Group	15.4	13.0	39.3	42.7

Non-regulated Energy:
Power generation	3.9	0.5	10.8	1.7
Coal mining	1.2	(0.4)	2.2	(1.7)
Oil and gas (a)	(19.6)	(0.1)	(19.6)	(0.8)
Total Non-regulated Energy Group	(14.5)	—	(6.6)	(0.8)

Corporate and Eliminations (b) (c)	(13.2)	(9.3)	(9.8)	(9.1)

Income from continuing operations	(12.3)	3.7	22.9	32.8

Income (loss) from discontinued operations, net of tax (c)	(1.2)	4.0	(6.6)	1.9
Net income (loss)	$(13.5)	$7.8	$16.3	$34.7
______________________________________

(a)	Financial results for the three and six months ended June 30, 2012 include a non-cash after-tax ceiling test impairment of $17.3 million.

(b)
Financial results for the three months ended June 30, 2012 and 2011 include a non-cash after-tax loss related to mark-to-market adjustments on certain interest rate swaps of $10.1 million and $5.1 million, respectively, while financial results for the six months ended June 30, 2012 and 2011 include a non-cash after-tax loss related to those same interest rate swaps of $2.3 million and $1.5 million.

(c)
Certain indirect corporate costs and inter-segment interest expense previously charged to our Energy Marketing segment could not be reclassified to discontinued operations and accordingly have been presented within Corporate in the after-tax amounts of $0.0 and $0.5 million for the three months ended June 30, 2012 and 2011, respectively, while after-tax indirect corporate costs and inter-segment interest expense not reclassified to discontinued operations for the six months ended June 30, 2012 and 2011 totaled $1.6 million and $1.0 million, respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Weighted average common shares outstanding (in thousands):
Basic	43,799	39,109	43,765	39,084
Diluted	43,799	39,823	43,984	39,793

Earnings per share:
Basic -
Continuing Operations	$(0.28)	$0.09	$0.52	$0.84
Discontinued Operations	(0.03)	0.11	(0.15)	0.05
Total Basic Earnings Per Share	$(0.31)	$0.20	$0.37	$0.89

Diluted -
Continuing Operations	$(0.28)	$0.09	$0.52	$0.82
Discontinued Operations	(0.03)	0.10	(0.15)	0.05
Total Diluted Earnings Per Share	$(0.31)	$0.19	$0.37	$0.87

EARNINGS GUIDANCE REAFFIRMED

Black Hills reaffirms its expected 2012 earnings per share from continuing operations, as adjusted, to be in the range of $1.90 to $2.10, as previously issued on May 3, 2012.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting its earnings information in conformity with Generally Accepted Accounting Principles, the company has provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Income (loss) from continuing operations, as adjusted, and Net income, as adjusted, are defined as Income (loss) from continuing operations and Net income, adjusted for expenses and gains that the company believes do not reflect the company’s core operating performance. The company believes that non-GAAP financial measures are useful to investors because the items excluded are not indicative of the company’s continuing operating results. The company’s management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of these non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by other income and expenses that are unusual, non-routine or non-recurring.

GAAP TO NON-GAAP ADJUSTMENT RECONCILIATION

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except per share amounts)	2012		2011		2012		2011
(after-tax)	Income	EPS	Income	EPS	Income	EPS	Income	EPS
Income (loss) from continuing operations (GAAP)	$(12.3)	$(0.28)	$3.7	$0.09	$23.0	$0.52	$32.8	$0.82
Adjustments, after-tax:
Unrealized (gain) loss on certain interest rate swaps	10.1	0.23	5.1	0.13	2.3	0.05	1.5	0.04
Ceiling test impairment	17.3	0.39	—	—	17.3	0.39	—	—
Credit facility fee write off	—	—	—	—	1.0	0.02	—	—
Rounding	—	—	—	—	—	0.01	—	—
Total adjustments	27.4	0.62	5.1	0.13	20.6	0.47	1.5	0.04

Income (loss) from continuing operations, as adjusted (non-GAAP)	15.1	0.34	8.8	0.22	43.6	0.99	34.3	0.86
Income (loss) from discontinued operations, net of tax	(1.2)	(0.03)	4.0	0.10	(6.6)	(0.15)	1.9	0.05
Net income (loss), as adjusted (non-GAAP)	$13.9	$0.31	$12.8	$0.32	$37.0	$0.84	$36.2	$0.91

DIVIDENDS

On July 25, 2012, our board of directors declared a quarterly dividend on common stock. Common shareholders of record at the close of business on August 17, 2012, will receive $0.37 per share, equivalent to an annual dividend rate of $1.48 per share, payable on Sept. 1, 2012.

CONFERENCE CALL AND WEBCAST

Black Hills Corp. will host a live conference call and webcast at 11 a.m. EDT on Tuesday, Aug. 7, 2012, to discuss the company’s financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Webcast” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 800-688-0836 if calling within the United States. International callers can call 617-614-4072. All callers need to enter the pass code 52955387 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Tuesday, Aug. 21, 2012, at 888-286-8010 in the United States and at 617-801-6888 for international callers. The replay pass code is 52411402.

BUSINESS UNIT PERFORMANCE SUMMARY

Business Group highlights for the three months ended June 30, 2012, compared to the three months ended June 30, 2011, are discussed below. The following business group and segment information does not include certain intercompany eliminations or discontinued operations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated. Prior period information has been revised to reclassify information related to discontinued operations.

Utilities Group

Income from continuing operations for the Utilities Group for the second quarter ended June 30, 2012, was $15.4 million, compared to $13.0 million in 2011.

Electric Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2012	2011	2012 vs. 2011	2012	2011	2012 vs. 2011
	(in millions)
Gross margin	$88.3	$69.8	$18.5	$173.7	$144.0	$29.7

Operations and maintenance	36.9	34.2	2.7	76.1	71.3	4.8
Depreciation and amortization	18.7	13.0	5.7	37.6	25.8	11.8
Operating income	32.7	22.6	10.1	60.0	46.9	13.1

Interest expense, net	(12.3)	(10.1)	(2.2)	(25.5)	(20.1)	(5.4)
Other (income) expense, net	0.3	(0.1)	0.4	1.0	0.4	0.6
Income tax benefit (expense)	(6.5)	(3.9)	(2.6)	(12.6)	(8.3)	(4.3)
Income (loss) from continuing operations	$14.2	$8.6	$5.6	$22.9	$18.9	$4.0

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating Statistics:
Retail sales - MWh	1,126,396	1,077,980	2,245,206	2,224,162
Contracted wholesale sales - MWh	72,006	82,253	161,054	172,212
Off-system sales - MWh	355,123	452,772	882,670	857,616
Total electric sales - MWh	1,553,525	1,613,005	3,288,930	3,253,990

Total gas sales - Cheyenne Light - Dth	643,221	939,928	2,430,979	2,888,633

Regulated power plant availability:
Coal-fired plants (a)	81.0%	88.6%	86.0%	89.9%
Other plants (b)	96.4%	89.9%	95.7%	94.3%
Total availability	88.8%	89.0%	90.9%	91.5%
_________________

(a)
Three months ended June 30, 2012 reflects an unplanned outage due to a transformer failure and a planned outage at Neil Simpson II and six months ended June 30, 2012 also reflects planned overhauls at Wygen II. 2011 reflects a major overhaul and an unplanned outage at the PacifiCorp-operated Wyodak plant.

(b)	Availability for the three months ended June 30, 2011 was impacted by a planned major overhaul at Neil Simpson CT.

Second Quarter 2012 Compared to Second Quarter 2011

Gross margin increased primarily due to a $10.9 million increase related to rate adjustments that include a return on significant capital investments at Colorado Electric, increased retail margins of $2.5 million on higher quantities sold driven by warmer weather, an increase of $1.8 million from wholesale and transmission margins as a result of increased pricing, and a $0.5 million increase from the Environmental Improvement Cost Recovery Adjustment rider at Black Hills Power.

Operations and maintenance increased primarily due to operating the new generating facility in Pueblo, Colo. and associated increased corporate allocations, and an increase in major maintenance costs from our generating facilities.

Depreciation and amortization increased primarily due to a higher asset base associated with the 180 MW generating facility constructed in Pueblo, Colo. and the capital lease assets associated with the 200 MW generating facility providing capacity and energy from Colorado IPP.

Interest expense, net increased primarily due to interest associated with the financing of the Pueblo generating facility completed in December 2011.

Gas Utilities

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2012	2011	2012 vs. 2011	2012	2011	2012 vs. 2011
	(in millions)
Gross margin	$41.9	$46.8	$(4.9)	$110.5	$123.9	$(13.4)

Operations and maintenance	28.5	28.2	0.3	59.8	62.8	(3.0)
Depreciation and amortization	6.3	5.9	0.4	12.4	12.0	0.4
Operating income	7.2	12.6	(5.4)	38.3	49.2	(10.9)

Interest expense, net	(5.7)	(6.3)	0.6	(12.3)	(13.3)	1.0
Other expense (income), net	0.1	0.1	—	0.1	0.1	—
Income tax (expense)	(0.4)	(2.0)	1.6	(9.7)	(12.3)	2.6
Income (loss) from continuing operations	$1.2	$4.4	$(3.2)	$16.4	$23.7	$(7.3)

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Statistics:	2012	2011	2012	2011

Total gas sales - Dth	6,281,224	9,216,956	25,970,749	34,204,826
Total transport volumes - Dth	13,374,219	13,838,502	31,424,403	30,125,054

Second Quarter 2012 Compared to Second Quarter 2011

Gross margin decreased primarily due to a $2.0 million impact from milder weather compared to the same period in the prior year. Heating degree days were 33 percent lower for the three months ended June 30, 2012 compared to the same period in the prior year and 31 percent lower than normal. A reclassification accounting adjustment was made in the current year recording $1.3 million against gross margin that in prior year was included in operations and maintenance.

Operations and maintenance is comparable to the prior year reflecting that the prior year included a favorable property tax true up adjustment of $0.8 million offset by a reclassification adjustment that was made in the current year recording $1.3 million of operating costs in gross margin.

Interest expense, net decreased primarily due to lower interest rates.

Income tax benefit (expense): The effective tax rate decreased as a result of a favorable true-up adjustment that had a more pronounced impact due to significantly lower pre-tax net income when compared to 2011. Prior year also realized a favorable true up adjustment, but its impact on the effective tax rate was less pronounced due to significantly higher pre-tax net income when compared to 2012.

Non-Regulated Energy Group

Loss from continuing operations from the Non-regulated Energy group for the three months ended June 30, 2012, was $14.5 million, compared to $0.0 million for the same period in 2011.

Power Generation

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2012	2011	2012 vs. 2011	2012	2011	2012 vs. 2011
	(in millions)
Revenue	$18.7	$7.8	$10.9	$38.4	$15.4	$23.0

Operations and maintenance	7.6	4.1	3.5	14.7	8.3	6.4
Depreciation and amortization	1.1	1.0	0.1	2.2	2.1	0.1
Operating income	10.1	2.6	7.5	21.4	5.0	16.4

Interest expense, net	(4.0)	(1.8)	(2.2)	(8.7)	(3.6)	(5.1)
Other (income) expense, net	—	—	—	—	1.2	(1.2)
Income tax benefit (expense)	(2.2)	(0.3)	(1.9)	(1.9)	(0.9)	(1.0)
Income (loss) from continuing operations	$3.9	$0.5	$3.4	$10.8	$1.7	$9.1

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	99.2%	99.5%	99.6%	99.8%
Gas-fired plants	98.9%	100.0%	99.2%	100.0%
Total availability	99.0%	99.7%	99.3%	99.8%

Second Quarter 2012 Compared to Second Quarter 2011

Revenue increased due to commencement of commercial operation of our new 200 MW generating facility in Pueblo, Colo. on Jan. 1, 2012.

Operations and maintenance increased primarily due to the costs to operate and corporate allocations relating to our 200 MW generating facility in Pueblo, Colo., which began serving customers on Jan. 1, 2012.

Depreciation and amortization were consistent with prior year. The new generating facility's Power Purchase Agreement to supply capacity and energy to Colorado Electric is accounted for as a capital lease under GAAP; as such, depreciation expense for the facility is recorded at Colorado Electric for segment reporting purposes.

Interest expense, net increased due to the decrease in capitalized interest as a result of completing construction on our generating facility in Pueblo, Colo.

Coal Mining

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2012	2011	2012 vs. 2011	2012	2011	2012 vs. 2011
	(in millions)
Revenue	$13.1	$15.5	$(2.4)	$28.1	$31.0	$(2.9)

Operations and maintenance	9.9	13.0	(3.1)	21.4	27.6	(6.2)
Depreciation, depletion and amortization	3.0	4.6	(1.6)	6.7	9.2	(2.5)
Operating income (loss)	0.3	(2.1)	2.4	0.1	(5.8)	5.9

Interest income, net	0.4	0.9	(0.5)	1.2	1.9	(0.7)
Other income (expense)	0.6	0.5	0.1	1.5	1.1	0.4
Income tax benefit (expense)	(0.1)	0.2	(0.3)	(0.6)	1.1	(1.7)
Income (loss) from continuing operations	$1.2	$(0.4)	$1.6	$2.2	$(1.7)	$3.9

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating Statistics:	(in thousands)
Tons of coal sold	983	1,235	2,086	2,605

Cubic yards of overburden moved	2,280	2,933	4,922	6,388

Second Quarter 2012 Compared to Second Quarter 2011

Revenue decreased primarily due to a 20% decrease in tons sold. This decrease was due to the December 2011 expiration of an unprofitable long-term train load-out contract which represented approximately 29% of our tons sold in 2011. Additionally, tons sold decreased due to a planned and unplanned outage at Neil Simpson II. These decreases were partially offset by increased volumes sold to the Wyodak plant which had experienced an outage in 2011. Approximately 50% of our coal production was sold under contracts that include price adjustments based on actual mining cost increases.

Operations and maintenance decreased primarily from a 20 percent reduction in tons sold related to an unprofitable train-load out contract that expired at the end of 2011 reducing overburden moved, and mining efficiencies.

Depreciation, depletion and amortization decreased primarily due to lower equipment usage and lower depreciation of mine reclamation asset retirement costs.

Interest income, net decreased primarily due to a decrease in inter-company notes receivable upon payment of a dividend to our parent.

Income tax benefit (expense): The change in the effective tax rate was primarily due to the impact of percentage depletion.

Oil and Gas

	Three Months Ended June 30,		Variance	Six Months Ended June 30,		Variance
	2012	2011	2012 vs. 2011	2012	2011	2012 vs. 2011
	(in millions)
Revenue	$20.6	$18.8	$1.8	$42.3	$36.7	$5.6

Operations and maintenance	10.3	10.2	0.1	21.2	20.8	0.4
Depreciation, depletion and amortization	13.0	7.6	5.4	22.4	14.9	7.5
Impairment of long-lived assets	26.9	—	26.9	26.9	—	26.9
Operating income	(29.6)	1.0	(30.6)	(28.1)	1.1	(29.2)

Interest expense, net	(1.2)	(1.4)	0.2	(2.8)	(2.8)	—
Other (income) expense	0.1	0.1	—	0.1	(0.1)	0.2
Income tax benefit (expense), net	11.1	0.2	10.9	11.2	1.0	10.2
Income (loss) from continuing operations	$(19.6)	$(0.1)	$(19.5)	$(19.6)	$(0.8)	$(18.8)

	Three Months Ended June 30,		Percentage Increase	Six Months Ended June 30,		Percentage Increase
Operating Statistics:	2012	2011	(Decrease)	2012	2011	(Decrease)
Bbls of crude oil sold	155,362	100,901	54%	300,839	204,451	47%
Mcf of natural gas sold	2,451,811	2,106,121	16%	4,840,286	4,117,288	18%
Gallons of NGL sold	837,626	988,819	(15)%	1,652,211	1,853,259	(11)%
Mcf equivalent sales	3,503,644	2,852,787	23%	6,881,350	5,608,745	23%

Depletion expense/Mcfe	$3.47	$2.40	45%	$2.98	$2.38	25%

	Three Months Ended June 30, 2012			Three Months Ended June 30, 2011
Average Prices	Crude Oil	Natural Gas	Natural Gas Liquids	Crude Oil	Natural Gas	Natural Gas Liquids
	(Bbl)	(MMcf)	(gallons)	(Bbl)	(MMcf)	(gallons)
Average hedged price received	$76.71	$3.12	$0.74	$79.53	$4.29	$1.01

Average well-head price	$79.41	$1.28		$94.60	$2.95

	Six Months Ended June 30, 2012			Six Months Ended June 30, 2011
Average Prices	Crude Oil	Natural Gas	Natural Gas Liquids	Crude Oil	Natural Gas	Natural Gas Liquids
	(Bbl)	(MMcf)	(gallons)	(Bbl)	(MMcf)	(gallons)
Average hedged price received	$77.33	$3.36	$0.84	$73.10	$4.47	$0.97

Average well-head price	$81.57	$1.49		$89.59	$2.80

Second Quarter 2012 Compared to Second Quarter 2011

Revenue increased primarily due to increased production. A 54 percent increase in crude oil sales, due primarily to activities from new wells in the company’s ongoing drilling program in the Bakken shale formation, was partially offset by a 4 percent decrease in the average price received for crude oil sold. A 14 percent increase in natural gas and NGL volumes, due primarily to the completion of three Mancos formation test wells in the San Juan and Piceance Basins, was partially offset by a 27 percent decrease in average price for natural gas.

Depreciation, depletion and amortization increase primarily reflects a $3.4 million year-to-date impact of adjusting our expected 2012 reserve additions due to the deferred drilling activities in the San Juan Mancos formation, as well as higher cost reserves associated with our Bakken activities.

Impairment of long-lived assets represents a write-down in the book value of our natural gas and crude oil properties driven by low natural gas prices. The write-down reflected a 12 month average NYMEX price of $3.15 per Mcf, adjusted to $2.66 per Mcf at the wellhead, for natural gas, and $95.67 per barrel, adjusted to $85.36 per barrel at the wellhead, for crude oil.

Income tax (expense) benefit: For 2012, the benefit generated by percentage depletion had a significantly reduced impact on the effective tax rate compared to the same period in 2011.

Corporate

Second Quarter 2012 Compared to Second Quarter 2011

Loss from continuing operations for Corporate was $13.2 million for the three months ended June 30, 2012 compared to Loss from continuing operations of $9.4 million for the three months ended June 30, 2011. The increased loss was primarily as a result of an unrealized, non-cash mark-to-market loss on certain interest rate swaps for the quarter ended June 30, 2012 of approximately $15.6 million compared to a $7.8 million unrealized, mark-to-market non-cash loss on these interest rate swaps in the prior year.

Discontinued Operations

Second Quarter 2012 Compared to Second Quarter 2011

On Feb. 29, 2012, the company sold Enserco Energy Inc., our Energy Marketing segment, which resulted in this segment being reported as discontinued operations. Cash proceeds were approximately $166.3 million, subject to final post-closing adjustments. For comparative purposes, all prior results of our Energy Marketing segment have been restated to reflect the reclassification of this segment to discontinued operations on a consistent basis.

For the three months ended June 30, 20122, we recorded loss from discontinued operations of $1.2 million, including transaction related costs, net of tax of $0.3 million.

Pursuant to the provisions of the Stock Purchase Agreement, the buyer requested purchase price adjustments totaling $7.2 million. We contested this proposed adjustment and estimated the amount owed at $1.3 million, which is accrued for in the loss from discontinued operations for the three months ended June 30, 2012. If we do not reach a negotiated agreement with the buyer regarding the purchase price adjustment, resolution would occur through the dispute resolution provision of the Stock Purchase Agreement.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) – a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice – is based in Rapid City, S.D., with corporate offices in Denver and Papillion, Neb. The company serves 765,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company's non-regulated businesses generate wholesale electricity, and produce natural gas, crude oil and coal. Black Hills employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2012 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2011 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•	Our ability to mitigate the impacts of the earnings challenges in the first quarter through our continuous improvement program and cost-reduction efforts;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, fuel, transmission and purchased power and the timing in which the new rates would go into effect;

•	Our ability to complete our capital program in a cost-effective and timely manner;

•	Our ability to implement our revised "south to north" mine plan and to reduce our overall mining costs;

•	Our ability to successfully resolve the purchase price adjustments relating to the sale of Enserco Energy Inc.; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.
Prior period information has been revised to reclassify information related to discontinued operations.)

	Consolidating Income Statement
Three Months Ended June 30, 2012	Electric Utilities	Gas Utilities	Power Generation	Coal Mining	Oil and Gas	Corporate	Intercompany Eliminations	Total
	(in millions)
Revenue	$144.6	$70.4	$0.8	$6.0	$20.6	$—	$—	$242.4
Intercompany revenue	5.1	—	18.0	7.1	—	45.0	(75.2)	—
Fuel, purchased power and cost of gas sold	61.4	28.5	—	—	—	—	(26.4)	63.5
Gross Margin	88.3	41.9	18.8	13.1	20.6	45.0	(48.8)	178.9

Operations and maintenance	36.9	28.5	7.6	9.9	10.3	41.3	(44.5)	90.0
Depreciation, depletion and amortization	18.7	6.2	1.1	2.9	13.0	2.6	(3.1)	41.4
Impairment of long-lived assets	—	—	—	—	26.9	—	—	26.9
Operating income	32.7	7.2	10.1	0.3	(29.6)	1.1	(1.2)	20.6

Interest expense, net	(14.7)	(6.5)	(4.2)	—	(1.1)	(20.6)	20.5	(26.6)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	(15.6)	—	(15.6)
Interest income	2.4	0.8	0.2	0.4	—	15.6	(18.7)	0.7
Other income (expense)	0.3	0.1	—	0.6	—	9.3	(9.3)	1.0
Income tax benefit (expense)	(6.5)	(0.4)	(2.2)	(0.1)	11.1	5.7	—	7.6
Income (loss) from continuing operations	$14.2	$1.2	$3.9	$1.2	$(19.6)	$(4.5)	$(8.7)	$(12.3)

	Consolidating Income Statement
Six Months Ended June 30, 2012	Electric Utilities	Gas Utilities	Power Generation	Coal Mining	Oil and Gas	Corporate	Intercompany Eliminations	Total
	(in millions)
Revenue	$300.7	$250.9	$1.9	$12.4	$42.3	$—	$—	$608.2
Intercompany revenue	8.2	—	36.4	15.7	—	96.7	(157.0)	—
Fuel, purchased power and cost of gas sold	135.2	140.4	—	—	—	—	(55.0)	220.6
Gross Margin	173.7	110.5	38.3	28.1	42.3	96.7	(102.0)	387.6

Operations and maintenance	76.1	59.8	14.7	21.3	21.1	88.5	(91.4)	190.1
Depreciation, depletion and amortization	37.6	12.4	2.2	6.7	22.4	5.2	(6.5)	80.0
Impairment of long-lived assets	—	—	—	—	26.9	—	—	26.9
Operating income	60.0	38.3	21.4	0.1	(28.1)	3.0	(4.1)	90.6

Interest expense, net	(31.2)	(14.2)	(9.1)	—	(2.8)	(43.5)	44.9	(55.9)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	(3.5)	—	(3.5)
Interest income	5.7	1.9	0.4	1.2	—	31.9	(40.0)	1.1
Other income (expense)	1.0	0.1	—	1.5	0.1	23.7	(23.6)	2.8
Income tax benefit (expense)	(12.6)	(9.7)	(1.9)	(0.6)	11.2	1.6	(0.2)	(12.2)
Income (loss) from continuing operations	$22.9	$16.4	$10.8	$2.2	$(19.6)	$13.2	$(23.0)	$22.9

	Consolidating Income Statement
Three Months Ended June 30, 2011	Electric Utilities	Gas Utilities	Power Generation	Coal Mining	Oil and Gas	Corporate (a)	Intercompany Eliminations	Total
	(in millions)
Revenue	$136.1	$99.9	$0.9	$6.3	$18.8	$—	$—	$262.0
Intercompany revenue	3.4	—	6.9	9.3	—	46.2	(67.2)	(1.4)
Fuel, purchased power and cost of gas sold	69.7	53.1	—	—	—	—	(19.0)	103.8
Gross Margin	69.8	46.8	7.8	15.6	18.8	46.2	(48.2)	156.8

Operations and maintenance	34.2	28.3	4.1	13.0	10.2	40.7	(42.1)	88.4
Depreciation, depletion and amortization	13.0	5.9	1.0	4.6	7.6	2.6	(2.5)	32.2
Operating income	22.6	12.6	2.7	(2.0)	1.0	2.9	(3.6)	36.2

Interest expense, net	(13.6)	(7.8)	(2.3)	—	(1.4)	(22.7)	25.0	(22.8)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	(7.8)	—	(7.8)
Interest income	3.5	1.5	0.4	0.9	—	15.5	(21.3)	0.5
Other income (expense)	(0.1)	0.1	—	0.5	0.1	7.5	(7.5)	0.6
Income tax benefit (expense)	(3.8)	(2.0)	(0.3)	0.2	0.2	2.7	—	(3.0)
Income (loss) from continuing operations	$8.6	$4.4	$0.5	$(0.4)	$(0.1)	$(1.9)	$(7.4)	$3.7
________________

(a)
Certain direct corporate costs and inter-segment interest expense previously allocated to our Energy Marketing segment were not reclassified to discontinued operations but included in the Corporate segment.

	Consolidating Income Statement
Six Months Ended June 30, 2011	Electric Utilities	Gas Utilities	Power Generation	Coal Mining	Oil and Gas	Corporate (a)	Intercompany Eliminations	Total
	(in millions)
Revenue	$280.6	$330.2	$1.6	$13.9	$36.7	$—	$—	$663.0
Intercompany revenue	7.2	—	13.8	17.1	—	95.9	(135.6)	(1.6)
Fuel, purchased power and cost of gas sold	143.8	206.2	—	—	—	—	(35.7)	314.3
Gross Margin	144.0	124.0	15.4	31.0	36.7	95.9	(99.9)	347.1

Operations and maintenance	71.3	62.8	8.3	27.6	20.7	84.8	(87.0)	188.5
Depreciation, depletion and amortization	25.8	12.0	2.1	9.2	14.9	5.4	(5.3)	64.1
Operating income	46.9	49.2	5.0	(5.8)	1.1	5.7	(7.6)	94.5

Interest expense, net	(27.0)	(16.2)	(4.4)	—	(2.8)	(45.3)	49.5	(46.2)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	(2.4)	—	(2.4)
Interest income	7.0	2.9	0.8	1.9	—	30.3	(41.9)	1.0
Other income (expense)	0.4	0.1	1.2	1.1	(0.1)	29.9	(29.8)	2.8
Income tax benefit (expense)	(8.3)	(12.3)	(0.9)	1.1	1.0	2.5	—	(16.9)
Income (loss) from continuing operations	$19.0	$23.7	$1.7	$(1.7)	$(0.8)	$20.7	$(29.8)	$32.8
________________

(a)
Certain direct corporate costs and inter-segment interest expense previously allocated to our Energy Marketing segment were not reclassified to discontinued operations but included in the Corporate segment.

Investor Relations:
Jerome Nichols	605-721-1171

Media Contact:
Media Relations Line	866-243-9002